FOR IMMEDIATE RELEASE

ROBERT J. MAJTELES JOINS MERRIMAN CURHAN FORD’S BOARD OF DIRECTORS

SAN FRANCISCO - November 19, 2008 - Merriman Curhan Ford Group, Inc. (NASDAQ: MERR) today announced that it has appointed Robert J. Majteles to the board of directors, effective today. Majteles is founder of the investment firm Treehouse Capital LLC and brings more than 20 years of experience investing in and leading both private and public companies to the board.

“We look forward to Rob being an active advisor to our firm in a time of enormous volatility and change in the financial services industry,” said Jon Merriman, chief executive officer of Merriman Curhan Ford. “His hands-on experience as a CEO, entrepreneur and board member make him a great fit for our board as we navigate through the current environment and get back to profitability.”

Majteles currently serves on the boards of Macrovision Corporation (NASDAQ: MVSN), U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), Adept Technology, Inc. (NASDAQ: ADEP), Comarco, Inc. (NASDAQ: CMRO) and Unify Corporation (NASDAQ: UNFY). Prior to launching Treehouse eight years ago, Majteles was a successful CEO of three high-growth technology companies and generated superior investment returns for his shareholders. In addition, he has been an investment banker and a merger and acquisitions attorney. Majteles is a lecturer at the University of California, Berkeley and received his law degree from Stanford University and a B.A. from Columbia University.

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions who invest in them. The company offers high-quality investment banking, equity research, institutional services, primary market research, corporate & executive services, asset management and venture services, and specializes in three growth industry sectors: CleanTech, Consumer/Internet/Media and Health Care. For more information, please go to www.mcfco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on February 12, 2008 and Form 10-Q filed on November 10, 2008. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-Q filed on November 10, 2008, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on "Investor Relations."

Contact at the Company:
Christopher Aguilar
General Counsel
(415) 248-5634
ags@mcfco.com